Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra, Inc. Receives U.S. Orphan Drug Designation for Taksta™ for Treatment of

Prosthetic Joint Infections

CHAPEL HILL, N.C., Oct. 29, 2013 — Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that the U.S. Food and Drug Administration (FDA) has granted orphan drug designation to its drug candidate Taksta™ (CEM-102) for the treatment of prosthetic joint infections (PJI). The designation is to encourage the development of drugs that may provide significant benefit to patients suffering from rare diseases. Taksta is Cempra’s oral loading dose formulation of fusidic acid, an orally-active anti-staphylococcal agent with a long history of safety and efficacy outside of the U.S.

“Treatment of PJIs is a poorly met need in the U.S. that usually requires joint debridement and weeks to months of intravenous administration of antibiotics,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “If the antibiotic regimen fails then patients usually undergo an onerous multistep process of continued intravenous antibiotics, joint removal, replacement with a temporary spacer then re-implantation of a new joint following confirmation that the infection has cleared. If approved, Taksta could reduce procedure-related morbidity in patients and improve patient quality of life by replacing the current regimen with a twice daily oral pill. This is a regimen that is available today in many countries, such as Great Britain, where oral fusidic acid is available. The FDA’s Orphan Drug designation of Taksta for the treatment of PJI is a significant step forward in what we hope is the rapid clinical advancement of Taksta.”

PJIs are serious complications of arthroplasty surgery. In the largest segments of the arthroplasty markets, hips and knees, about 1% of hip replacements and 2% of knee replacements develop PJIs, with an overall incidence rate of about 10,000 per year in the U.S. at current hip and knee arthroplasty rates. There are few good options to treat these serious staphylococcal, often MRSA, infections, which require long-term antibiotic treatment. Current therapy in the U.S. is with intravenous antibiotics such as vancomycin. An oral drug that can be safely administered for a long period of time could improve care and quality of life for these patients.

Orphan Drug Designation is granted by the FDA Office of Orphan Drug Products to drugs intended to treat a rare disease or condition affecting fewer than 200,000 people in the U.S. This designation confers special incentives to the drug developer, including tax credits on the clinical development costs, prescription drug user fee waivers and may entitle a period of seven year market exclusivity in the U.S. upon FDA approval.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in a Phase 3 clinical trial for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan.

TAKSTA™ (CEM-102) is Cempra’s second product candidate, which is currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com